Exhibit (10.32)

MCGRAW HILL FINANCIAL, INC.
PAY RECOVERY POLICY
(Restated effective as of January 1, 2015 (“Restatement Date”))
A.    Purpose and Coverage
This Pay Recovery Policy (the “Policy”) of McGraw Hill Financial, Inc. (“MHFI”) provides for the recovery from a Covered Individual of Covered Pay in the event of a Recovery Event (as such terms are defined below). The Policy applies to Covered Pay granted, paid or credited for Performance Periods or Vesting Periods beginning on or after the Restatement Date. The Senior Executive Pay Recovery Policy of MHFI in effect prior to the Restatement Date applies to incentive compensation granted, paid or credited for Performance Periods or Vesting Periods beginning prior to the Restatement Date.
Covered Pay. For purposes of the Policy, we limit “Covered Pay” to any short and long-term cash and equity-based incentive compensation that is granted, paid or credited to a Covered Individual for a Performance Period or Vesting Period beginning on or after the Restatement Date. Covered Pay includes the following: (i) incentive compensation that is determined or that vests based on the achievement of performance criteria; (ii) stock options and stock appreciation rights (whether vested or unvested) that have not been exercised prior to the occurrence of a Recovery Event; (iii) unvested restricted stock; and (iv) restricted stock units (whether vested or unvested) that have not been settled through the delivery of cash or securities.
Covered Pay does not include: (i) base salary (whether paid currently or deferred); (ii) signing grants or awards made to compensate a Covered Individual for any compensation or compensation opportunity at a prior employer that is forfeited in connection with the Covered Individual’s resignation of employment with his or her prior employer; (iii) shares of stock (or other consideration) received by the Covered Individual upon the exercise (prior to the occurrence of a Recovery Event) of an option or stock appreciation right, the vesting of restricted stock, or the settlement of restricted stock units; (iv) Company contributions to retirement plans; or (v) the value of any health, welfare or similar employee benefits that are provided by the Company to a Covered Individual.
Covered Individuals. The Policy covers the Covered Pay for all employees of MHFI and its subsidiaries (collectively, the “Company”) at Grade Level 16 or above (“Covered Individuals”), excluding employees of S&P Ratings who are not Executive Officers. S&P employees are covered by the separate S&P Pay Recovery Policy.
The Policy covers both the active and former Covered Individuals during the relevant Coverage Period. For the avoidance of doubt, an individual who is a Covered Individual on the date of his or her termination of employment from the Company will continue to be a Covered Individual for the balance of the applicable Coverage Period following the termination of employment.

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Certain Covered Individuals may also be covered by a pay recovery or other “claw back” policy maintained by a subsidiary or affiliate of MHFI (an “Other Recovery Policy”). To the extent that a Recovery Event may also give rise to a right on the part of a subsidiary or affiliate of MHFI to reduce or require repayment of compensation pursuant to any Other Recovery Policy, MHFI will coordinate with such subsidiary or affiliate so that the Covered Individual’s compensation will be reduced, or repayment required, only once (that is, no “double recovery” for a single Recovery Event). In addition, if the Covered Individual subject to the Other Recovery Policy is an Executive Officer, any determination under the Other Recovery Policy will be subject to the final review and approval of the Compensation and Leadership Development Committee (“CLDC”) of our Board of Directors (the “Board”) and the independent members of our Board (“Independent Directors”) in the manner set forth in this Policy.
Coverage Period. For each item of Covered Pay, the Policy applies only for a Recovery Event that occurs during the Coverage Period. In this Policy, the “Coverage Period” means (i) the relevant performance period relating to any Covered Pay that is performance-based (the “Performance Period”) and (ii) the vesting or service period for any Covered Pay that is time-based or awarded on a discretionary or ad hoc basis (the “Vesting Period”), plus the 24-month period following the end of the relevant Performance Period or Vesting Period, regardless of whether the Covered Individual is then employed by the Company.
B.    CLDC and Independent Director Determinations
The CLDC administers the Policy and is responsible for (i) making recovery recommendations to the Independent Directors regarding actions under the Policy affecting the Covered Pay of Executive Officers and Segment Presidents (to the extent they are not covered as Executive Officers) (“Senior Management”) and (ii) actions under this Policy affecting Covered Pay for Covered Individuals who are not current members of Senior Management or former employees who were members of Senior Management at the time of their termination of employment with the Company. The CLDC may also amend or terminate the Policy. The CLDC may delegate responsibility for the administration of the Policy to one or more officers of the Company, except that the CLDC may not delegate responsibility for decisions (i) affecting the Covered Pay of current members of Senior Management (or former employees who were members of Senior Management at the time of their termination of employment with the Company), (ii) related to Recovery Events that apply to a Covered Individual to whom the CLDC has delegated responsibility hereunder, or (iii) to amend or terminate this Policy. References to the CLDC include those officers to whom the CLDC has delegated responsibility in accordance with the terms hereof.
In making its recommendations to our Independent Directors (or in acting under the Policy where no recommendation to the Independent Directors is required), the CLDC will:

1.	Determine whether a Recovery Event has occurred.

2.	Review the Covered Pay for each Covered Individual.

3.	Identify any amount of Covered Pay that (i) was based on a material recalculation or adjustment or other material redetermination or noncompliance with financial reporting

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requirements that results in an adjustment to the determination of the achievement of performance measures that were used to calculate the amount of Covered Pay, or similar events that result in a restatement or adjustment to financial or non-financial performance measures that were used to calculate the amount of Covered Pay (each, an “Adjustment Event”), (ii) would have been materially different if it had been based on the re-determined achievement of the performance criteria pursuant to a Recovery Event and (iii) is subject to adjustment based on the occurrence of a Recovery Event.

4.	Recommend or, if applicable, take appropriate actions or adjustments for each item of Covered Pay.
In making its recommendation to the Independent Directors or in taking action under the Policy, the CLDC may consider all relevant facts and circumstances, including, without limitation, the conduct of the Covered Individual, and any other factors that the CLDC determines are appropriate under the circumstances of the particular case.
In situations involving Senior Management, our Independent Directors are responsible for determining, based on the CLDC’s recommendations, whether a Recovery Event has occurred and any steps to be taken due to the occurrence of a Recovery Event. In situations involving Senior Management, the Independent Directors are free to pursue remedies or other actions that have not been recommended by the CLDC, and will make the final determination concerning whether to take a particular action for one or more of the Covered Individuals affected by a Recovery Event.
The party responsible for determining whether a Recovery Event has occurred will consult with the Audit Committee of the Board with respect to any event or circumstance that may constitute a Recovery Event and that relates to matters within the Audit Committee’s jurisdiction.
C.    Recovery Event
For purposes of this Policy, a “Recovery Event” means one or more of the following that occurs during the Coverage Period:

1.	Solely in respect of Senior Management, an Adjustment Event.

2.
For all Covered Individuals, an intentional, willful or grossly negligent act or omission that violates one or more Company policies or operating procedures and that, in the judgment of the CLDC, has or will have a material negative impact on the business, financial condition or reputation of the Company.

3.
For all Covered Individuals, (i) a conviction of or plea of no contest or guilty to, a felony under U.S. federal or state law, or equivalent crime under the laws of any non-U.S. jurisdiction that, in the judgment of the CLDC (or Independent Directors, with respect to Senior Management), has or will have a material negative impact on the business, financial condition or reputation of the Company; provided, however, that, if a Covered Individual is indicted for such a felony or other crime, the Coverage Period will be tolled until the final adjudication or other disposition of the indictment; or (ii) a determination by the CLDC (or

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Independent Directors, with respect to Senior Management) that the Covered Individual has engaged (A) in one or more acts or omissions in connection with the performance of services for the Company that involves fraud or a violation of applicable securities laws, or (B) in any illegal or unlawful activity (whether or not in the performance of duties to the Company and whether or not covered by clause (i) of this Paragraph C.3), in each case, that, in the judgment of the CLDC (or Independent Directors, with respect to Senior Management), has or will have a material negative impact on the business, financial condition or reputation of the Company.
D.    Notice to Covered Individuals and Consent
We will provide written notice of the Policy to each Covered Individual and intend to include an appropriate reference to the Policy in the award documentation and other documents relating to Covered Pay. While a Covered Individual’s consent is not required for the Policy to apply to that Covered Individual, a Covered Individual’s acceptance of any award, grant or payment that constitutes Covered Pay will constitute that individual’s acceptance and agreement to the application of the Policy.
We also intend to provide written notice to the Covered Individuals within 90 days following any determination under this Policy that a Recovery Event that may be applicable to the Covered Individual has occurred. If a determination is made under this Policy to pursue repayment and/or other remedies with respect to a Covered Individual, we will notify the Covered Individual of the steps that he or she is required to take to respond to the determination under the Policy. A Covered Individual, other than a member of Senior Management, may contest a determination to pursue repayment or other remedies by notifying the CLDC of such contest no more than 20 days after the delivery of the notice of recovery to such Covered Individual. Any such contest shall be adjudicated by the CLDC or its delegate, whose determination shall be final and binding on all parties.
E.    Recoupment of Excess Payments
Amount of Recovery. The amount of recovery related to any Recovery Event will be determined based on all relevant facts and circumstances. Without limiting the discretion of the Independent Directors to determine the recovery amount for Recovery Events involving Senior Management, the following general principles will apply for determinations of the amount of any recovery:

1.
Where a Recovery Event consists of an Adjustment Event, the amount of recovery generally will consist of the amount by which Covered Pay would have been different based on the re-determined achievement of the performance criteria pursuant to the Recovery Event.

2.
Where the Recovery Event does not relate to quantifiable performance measures, the amount of recovery will be proportional to the seriousness of the violation, act, omission or other event or circumstances constituting the Recovery Event and to its impact, or potential impact, on the business, reputation, financial results and/or regulatory standing of MHFI with applicable oversight groups or agencies.

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3.
Under no circumstances may the amount of recovery with respect to one or more Recovery Events exceed the Covered Pay of the relevant Covered Individual during the Coverage Period during which such Recovery Event(s) occur.

The CLDC or its delegate (or the Independent Directors, in the case of Senior Management) may adjust the amount for which recovery is sought to take account of the tax consequences of recovery to the Covered Individual.
Method of Recovery. The CLDC may recommend to the Independent Directors (or implement, where no recommendation to the Independent Directors is required) any reasonable correction method, including through the use of any of the following methods, alone or in combination:

1.	Canceling outstanding awards of Covered Pay, whether or not vested.

2.	Reducing the amount of Covered Pay that is otherwise payable to the Covered Individual under any compensatory plan, program, or arrangement of the Company;

3.	Withholding or reducing future amounts of Covered Pay that otherwise would be provided under the Company’s usually applicable compensation programs and practices; and/or

4.	Seeking repayment directly from the Covered Individual.
In circumstances involving an Adjustment Event, the CLDC may also recommend to the Independent Directors that the Company make an additional payment to a Covered Individual in the event of a prior underpayment of Covered Pay.
The recovery of Covered Pay under this Policy using any of the foregoing methods will be subject to applicable law. In addition, the CLDC and the Independent Directors, as applicable, will make reasonable efforts to structure any recovery to avoid adverse tax consequences for the affected Covered Individual; thus, for example, MHFI will not seek recovery against amounts of nonqualified deferred compensation to the extent that such recovery would result in the imposition of additional tax on a Covered Individual pursuant to Section 409A of the Internal Revenue Code (or any successor statute).
F.    Other Policy Provisions
The Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Covered Individual that is (i) required pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (or any successor statute), (ii) required pursuant to any other statutory repayment requirement implemented at any time prior to or following the adoption of the Policy or (iii) contemplated by the terms of any Company plan, program or agreement applicable to the Covered Individual.
If any term of this Policy is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such term shall remain in force and effect to the maximum extent allowable and all non-affected terms shall remain fully valid and enforceable.

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